Exhibit 4.1

EXECUTION VERSION

BECTON DICKINSON EURO FINANCE S.À R.L.
as Issuer

BECTON, DICKINSON AND COMPANY
as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of June 4, 2019

0.174% Notes due 2021

0.632% Notes due 2023

1.208% Notes due 2026

i

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 4, 2019, among Becton Dickinson Euro Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 412 F route d’Esch, L-1471 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B234229 (the “Company”), Becton, Dickinson and Company, a New Jersey corporation (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an indenture, dated as of May 17, 2019 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of its debentures, notes or other evidences of indebtedness to be issued in one or more series, which may be fully and unconditionally guaranteed by the Guarantor.

WHEREAS, the Company has authorized the issuance of €600,000,000 aggregate principal amount of 0.174% Notes due 2021 (the “2021 Notes”), €800,000,000 aggregate principal amount of 0.632% Notes due 2023 (the “2023 Notes”) and €600,000,000 aggregate principal amount of 1.208% Notes due 2026 (the “2026 Notes” and, collectively with the 2021 Notes and the 2023 Notes, the “Notes”).

WHEREAS, each of the Company and the Guarantor desire to enter into this Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the form and terms of the Notes in accordance with Sections 2.01 and 2.03 of the Base Indenture.

WHEREAS, the Guarantor desires to guarantee the Notes (the “Guarantees”) on the terms set forth in Article 10 of the Base Indenture.

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1          Definitions.

(1)         Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(2)         A term defined anywhere in this Supplemental Indenture has the same meaning throughout.

(3)         The singular includes the plural and vice versa.

(4)         Headings are for convenience of reference only and do not affect the interpretation.

(5)         As used herein, the following defined terms shall have the following meanings with respect to the Notes and this Supplemental Indenture only:

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

“Change of Control” means the occurrence of any one of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any Person (including any “person”(as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Guarantor or one of its subsidiaries; (ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person”(as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor, measured by voting power rather than number of shares; (iii) the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or (iv) the adoption of a plan relating to the liquidation or dissolution of the Guarantor. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) (x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes of a series are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Guarantor of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade and the downgrade would result in a Change of Control Triggering Event). Unless at least two of the Rating Agencies are providing a rating for the notes of a series at the commencement of any Trigger Period, the notes of such series will be deemed to be rated below Investment Grade by the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Clearstream” means Clearstream Banking, S.A. Luxembourg.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Depositary” means each of Clearstream and Euroclear as operator of the Euroclear System or any other Person designated as Depositary pursuant to Section 2.03 of the Base Indenture, until a successor Depositary shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder and, if at any time there is more than one such Person, “Depositary” as used with respect to the Notes of any such series shall mean the Depositary with respect to the Registered Global Securities of that series.

“euro” or “€” means the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency.

“Euroclear” means Euroclear Bank S.A./N.V.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Guarantor in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Paying Agent” means The Bank of New York Mellon, London Branch, or any successor thereto.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes of a series publicly available for reasons outside of the Company’s or the Guarantor’s control, the Company may appoint a replacement for that Rating Agency.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption up to (i) June 4, 2021 (the maturity date) with respect to the 2021 Notes, (ii) May 4, 2023 (one month prior to the maturity date) with respect to the 2023 Notes and (iii) March 4, 2026 (three months prior to the maturity date) with respect to the 2026 Notes; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Section 1.2            Terms of the Notes.

(1)           Designation and Principal Amount.

(a)           The 2021 Notes shall be issued by the Company and shall constitute a separate series of Notes having the title “0.174% Notes due 2021”, which is initially limited in aggregate principal amount to €600,000,000.

(b)           The 2023 Notes shall be issued by the Company and shall constitute a separate series of Notes having the title “0.632% Notes due 2023”, which is initially limited in aggregate principal amount to €800,000,000.

(c)           The 2026 Notes shall be issued by the Company and shall constitute a separate series of Notes having the title “1.208% Notes due 2026”, which is initially limited in aggregate principal amount to €600,000,000.

(2)          Maturity.

(a)           The 2021 Notes will mature on June 4, 2021.

(b)           The 2023 Notes will mature on June 4, 2023.

(c)           The 2026 Notes will mature on June 4, 2026.

(3)          Authorized Denominations. Each series of the Notes will be issued in fully registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture governing the Notes.

(4)          Additional Notes. The Company may, from time to time, without notice to or the consent of the existing Holders of any series of Notes, issue additional Notes of such series under the Indenture having the same terms as the applicable series of Notes in all respects, except for issue date, issue price and the initial interest payment date. Any such additional Notes shall be consolidated with and form a single series with the applicable series of Notes.

Section 1.3          Interest. The Company or, in the case of the Guarantees, the Guarantor, will make interest payments to the Person in whose name the Notes are registered on the Business Day preceding the interest payment date of each year. The rights of Holders of beneficial interests of Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Clearstream and Euroclear. If any interest payment date is not a Business Day, payment of interest will be made on the next day that is a Business Day and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding Business Day. Interest on each series of Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on each series of Notes (or from June 4, 2019, if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Each series of Notes shall bear interest at the following rates:

(1)          0.174% per annum, with respect to the 2021 Notes,

(2)         0.632% per annum, with respect to the 2023 Notes, and

(3)         1.208% per annum, with respect to the 2026 Notes.

Section 1.4          Guarantees. The Notes and the Company’s obligations under the Indenture are fully and unconditionally guaranteed by the Guarantor pursuant to Article 10 of the Base Indenture.

Section 1.5          Issuance in Euro. Initial Holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments on the Notes, including any payments made upon any redemption of the Notes, will be payable in euros. If, on or after May 21, 2019, the euro is unavailable to the Company or, in the case of the Guarantees, the Guarantor, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes or the Guarantees will be made in U.S. dollars until the euro is again available to the Company or, in the case of the Guarantees, the Guarantor, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 1.6          Optional Redemption.

(1)         The 2021 Notes are redeemable as a whole or in part at the option of the Company at any time prior to June 4, 2021 (the maturity date) at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the 2021 Notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points, plus accrued and unpaid interest to, but excluding the date of redemption on the principal balance of the 2021 Notes being redeemed.

(2)         The 2023 Notes are redeemable as a whole or in part at the option of the Company at any time prior to May 4, 2023 (one month prior to the maturity date) at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the 2023 Notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points, plus accrued and unpaid interest to, but excluding the date of redemption on the principal balance of the 2023 Notes being redeemed. At any time on or after May 4, 2023 (one month prior to their maturity date), the 2023 Notes shall be redeemable as a whole or in part at the option of the Company at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the principal balance of the 2023 Notes being redeemed.

(3)         The 2026 Notes are redeemable as a whole or in part at the option of the Company at any time prior to March 4, 2026 (three months prior to the maturity date) at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the 2026 Notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 25 basis points, plus accrued and unpaid interest to, but excluding the date of redemption on the principal balance of the 2026 Notes being redeemed. At any time on or after March 4, 2026 (three months prior to their maturity date), the 2026 Notes shall be redeemable as a whole or in part at the option of the Company at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the principal balance of the 2026 Notes being redeemed.

(4)         The Trustee shall have no responsibility for calculating any redemption prices under this Section 1.6.

(5)         Notice of any redemption shall be mailed or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream to the Holders of the applicable Notes or portions thereof called for redemption not less than 30 days and not more than 60 days before the redemption date of the Notes being redeemed. Unless the Company defaults on payment of the redemption price, on and after the applicable redemption date, the Notes or any portion of the Notes called for redemption shall stop accruing interest. On or before any redemption date, the Company shall deposit with the Paying Agent or the Trustee money sufficient to pay the accrued interest on the Notes to be redeemed and their redemption price. A partial redemption of Notes may be effected pursuant to applicable Depositary procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such Notes or any integral multiple of €1,000 in excess thereof) of the principal amount of such Notes of a denomination larger than the minimum authorized denomination for such Notes.

Section 1.7          Offer to Repurchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to any series of Notes, unless the Company has exercised its right to redeem the applicable series of Notes pursuant to Section 1.6 or Section 1.9 hereof, each Holder of outstanding Notes of the applicable series will have the right to require the Company to purchase all or a portion of that Holder’s Notes (in integral multiples of €1,000) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date.

(1)          Within 30 days following the date upon which the Change of Control Triggering Event has occurred with respect to any series of Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send in accordance with the applicable procedures of Euroclear or Clearstream, a notice to each Holder of Notes of the applicable series, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice shall describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes on the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is sent, other than as may be required by law (the “Change of Control Payment Date”). If the notice is sent prior to the date of consummation of the Change of Control, it shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(2)         If Holders of Notes elect to have Notes purchased pursuant to a Change of Control Offer, they must surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. On or prior to 10:00 a.m., London time, on the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the Paying Agent or the Trustee an amount equal to the Change of Control Payment in respect of all the Notes or portions of the Notes properly tendered.

(3)         The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such note remaining outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof. On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes of the applicable series or portions of such Notes properly tendered pursuant to the Change of Control Offer and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted. The Paying Agent or the Trustee, as applicable, shall promptly deliver to each Holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder of the Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(4)         The Company shall not be required to make a Change of Control Offer with respect to a series of Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and that third party purchases all Notes of the applicable series properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the provisions herein by virtue of such conflicts.

Section 1.8          Payment of Additional Amounts. The Company or, in the case of the Guarantees, the Guarantor, will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of and interest on each of the Notes to a Holder, after withholding or deduction solely with respect to any present or future tax, assessment or other governmental charge imposed by Luxembourg, the United States or any other jurisdiction in which the Company or the Guarantor or, in each case, any successor thereof (including a continuing Person formed by a consolidation with the Company or Guarantor, into which the Company or Guarantor is merged, or that acquires or leases all or substantially all of the property and assets of the Company or the Guarantor) may be organized, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1)         to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder, or a person holding a power over an estate or trust administered by a fiduciary Holder, being treated as:

(a)          being or having been present in, or engaged in a trade or business in, the relevant Taxing Jurisdiction, or having or having had a permanent establishment in such Taxing Jurisdiction;

(b)          having a current or former connection with the relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights under the Indenture), including being or having been a citizen of such Taxing Jurisdiction or treated as being or having been a resident thereof;

(c)          being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)          being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the Code, or any successor provision, of the Company or the Guarantor; or

(e)          being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2)         to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)         to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the relevant Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)         to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)         to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6)         to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7)         to any tax assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to sections 1471 through 1474 of the Code (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any Treasury Regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(8)         any tax assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(9)         any tax, assessment or other governmental charge that is imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of section 871(h) or section 881(c) of the Code;

(10)       any tax imposed pursuant to section 871(h)(6) or section 881(c)(6) of the Code (or any amended or successor provisions); or

(11)       in the case of any combination of the above clauses (1) through (10) under this Section 1.8.

Except as specifically provided under this Section 1.8, the Company or the Guarantor will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

As used under this Section 1.8 and under Section 1.9, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Section 1.9          Redemption for Tax Reasons. If, as a result of a Change in Law, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts pursuant to Section 1.8 hereof with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date fixed for redemption. For purposes of this Section 1.9, “Change in Law” means any change in, or amendment to, the laws of a Taxing Jurisdiction, or an official interpretation thereof that is announced or becomes effective on or after (i) with respect to the United States and Luxembourg as the initial applicable Taxing Jurisdictions, May 21, 2019 or (ii) with respect to any other Taxing Jurisdiction, the date on which such jurisdiction becomes a Taxing Jurisdiction for the Company or the Guarantor, as applicable.

ARTICLE II

MISCELLANEOUS

Section 2.1          Business Day. If any interest payment date is not a Business Day, payment of interest will be made on the next day that is a Business Day and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding Business Day.

Section 2.2         Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3          Concerning the Trustee. In carrying out its responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Notes (except the Trustee’s certificate of authentication) shall be taken as statements of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness of the same. Neither the Trustee nor any of its agents (a) makes any representation as to the validity or adequacy of this Supplemental Indenture or the Notes and (b) shall be accountable for the Company’s use or application of the proceeds from the Notes.

Section 2.4          Governing Law. The laws of the State of New York shall govern this Supplemental Indenture, the Notes and the Guarantees. The provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, are expressly excluded.

Section 2.5          Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6          Duplicate Originals. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.7          No Benefit. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first above written.

BECTON DICKINSON EURO FINANCE S.À R.L.
as the Company

By:	/s/ Horacio Somoya
	Name:	Horacio Somoya
	Title:	Class A Manager

BECTON, DICKINSON & COMPANY
as the Guarantor

By:	/s/ Christopher R. Reidy
	Name:	Christopher R. Reidy
	Title:	Executive Vice President, Chief
Financial Officer and Chief
Administrative Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

EXHIBIT A

[Insert the Global Security legend, if applicable]

[     ]% NOTES DUE 20[     ]

No. [ ]	€[ ]
CUSIP No.: [ ]
ISIN No. [ ]
Common Code: [ ]
Financial Short Name: [ ]
Classification of Financial Instruments Code: [ ]

BECTON DICKINSON EURO FINANCE S.À R.L.

for value received, hereby promises to pay to [      ] or registered assigns, the principal sum of €[      ] on [      ] and to pay interest, on [      ] of each year, commencing [      ], on said principal sum at the rate of [      ] % per annum, from [ ] or from the most recent interest payment date to which interest has been paid or provided for, as the case may be, until payment of said principal sum has been made or duly provided for. The interest so payable on any [      ] shall, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Note is registered at the close of business on the Business Day immediately preceding the applicable interest payment date.

Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or from [      ], if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Each holder of this Note, by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.02 of the Base Indenture.

Date: [ ]

BECTON DICKINSON EURO FINANCE S.À R.L.
as the Company

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This Note is one of the Securities of the series referred to herein issued pursuant to the within-mentioned Indenture.

Date: [ ]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:
Authorized Signatory

Becton Dickinson Euro Finance S.à r.l

[      ]% Notes Due 20[    ]

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (the “Securities”) of Becton Dickinson Euro Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 412 F route d’Esch, L-1471 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B234229 (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsecured debt securities, dated as of May 17, 2019 (the “Base Indenture”), duly executed and delivered by and among the Company, Becton, Dickinson and Company, a New Jersey corporation (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 4, 2019 (the “Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Notes are subject to a Paying Agency Agreement, dated as of June 4, 2019 (the “Paying Agency Agreement”), among the Company, the Guarantor and The Bank of New York Mellon, London Branch, as Paying Agent (the “Paying Agent”). The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.” The Notes may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to €[ ] (except as provided in the Indenture). Terms defined in the Indenture have the same definitions herein unless otherwise specified.

1.	Method of Payment. Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall be initially the corporate trust office of The Bank of New York Mellon, London Branch, located at One Canada Square, London E14 5AL.

2.	Paying Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Bank of New York Mellon Trust Company, N.A. will initially act as Registrar for the Notes. The Company may change any Paying Agent upon notice to the Trustee.

3.	Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and holders of such Notes are referred to the Indenture and TIA for a statement of such terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail. The Notes are senior unsecured obligations of the Company.

4.	Issuance in Euro. Initial Holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments on the Notes, including any payments made upon any redemption of the Notes, will be payable in euros. If, on or after May 21, 2019, the euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes or the Guarantee will be made in U.S. dollars until the euro is again available to the Company or, in the case of the Guarantees, the Guarantor, or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

5.	Optional Redemption. The Notes are redeemable as a whole or in part at the option of the Company at any time prior to [ ] ([[ ] month[s] prior to] the maturity date) at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments on the Notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus [ ] basis points, plus accrued and unpaid interest to, but excluding the date of redemption on the principal balance of the Notes being redeemed. [At any time on or after [ ] ([ ] month[s] prior to their maturity date), the Notes shall be redeemable as a whole or in part at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the principal balance of the Notes being redeemed.]

6.	Offer to Repurchase Upon Change of Control Triggering Event. Holders of the Notes may, under the circumstances specified in the Indenture, have the right to require the Company to purchase all or a portion of their Notes (in integral multiples of €1,000) pursuant to a Change of Control Offer. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” below completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof.

7.	Transfers; Exchanges. Upon the presentment for registration of transfer of this Note at the office or agency of the Company or the Guarantor designated for such purpose pursuant to the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Guarantor, the Trustee or any Registrar, Paying Agent or Authenticating Agent, may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or an account hereof, and for all other purposes, and the Company, the Guarantor, the Trustee and any Registrar, Paying Agent and Authenticating Agent shall not be affected by any notice to the contrary.

8.	Payment of Additional Amounts and Redemption for Tax Reasons. The provisions of Sections 1.8 and 1.9 of the Supplemental Indenture shall apply to the Notes. Whenever the payment of the principal of or interest or any other amounts on, or in respect of, this Note is mentioned, in any context, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Indenture, and express mention of the payment of Additional Amounts in any provision of this series of Notes shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

9.	Denominations, Transfer, Exchange. The Notes are in registered form without coupons in the denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office or agency of the Company or the Guarantor designated for such purpose pursuant to the Indenture. No service charge shall be made for any registration of transfer or exchange, but a Holder of such Notes may be required to pay any applicable taxes or other governmental charges.

10.	Persons Deemed Owners. The registered holder of a Note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture governing the Notes.

11.	Repayment to the Company. Subject to the terms of the Indenture, any funds deposited with the Trustee or Paying Agent, or then held by the Company, in trust for the payment of the principal of and any interest on any Security of any series and remaining unclaimed for two years after such principal and any interest has become due and payable shall be paid to the Company upon written request by the Company, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

12.	Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of any series at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities of such series, each series voting separately. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Securities, on behalf of the Holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

13.	Defaults and Remedies. In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

14.	Trustee, Paying Agent and Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Security Registrar.

15.	No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of the Company, the Guarantor or of any of either of their respective successors, either directly or through the Company or the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability being expressly waived and released by the acceptance of the Securities by the Holders thereof and as part of the consideration for the issue of the Securities.

16.	Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

17.	Authentication. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

18.	Guarantee. This Note is fully and unconditionally guaranteed by the Guarantor, as provided in Article 10 of the Base Indenture and Section 1.4 of the Supplemental Indenture.

19.	Governing Law. The laws of the State of New York shall govern the Base Indenture, the Supplemental Indenture and this Note. The provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, are expressly excluded.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer, check the box:

☐ Change of Control Offer

If you want to elect to have only part of this Note purchased by the Company pursuant to a Change of Control Offer, state the amount: €

Date:	Your Signature
(Sign exactly as your name appears on the face of this Note)

Tax I.D. Number:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

GUARANTEE

For value received, Becton, Dickinson and Company hereby fully and unconditionally guarantees to the holder of this Note and to the Trustee and its successors and assigns (1) the full and punctual payment when due, whether at stated maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under Article 10 of the Indenture (including obligations to the Trustee) and this Note, whether for payment of principal of, or interest on or premium, if any, on, this Note and all other monetary obligations of the Company under Article 10 of the Indenture and this Note and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under Article 10 of the Indenture and this Note. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Note. This Guarantee shall be governed by the laws of the State of New York. The provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, are expressly excluded.

Dated: [ ]

BECTON, DICKINSON AND COMPANY

By:
Name:
Title: